As filed with the Securities and Exchange Commission on June 6, 2005
Registration No. 333-123500

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IntercontinentalExchange, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6200	58 2555 670
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2100 RiverEdge Parkway
Suite 500
Atlanta, GA 30328
(770) 857-4700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Johnathan H. Short, Esq.
General Counsel
IntercontinentalExchange, Inc.
2100 RiverEdge Parkway
Suite 500
Atlanta, GA 30328
(770) 857-4700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David B. Harms, Esq. David J. Gilberg, Esq. Catherine M. Clarkin, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	William F. Gorin, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.    ☐
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(2)	Fee

Common Stock, par value $0.01 per share(1)	$115,000,000	$13,536(3)

(1)	Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)	Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      IntercontinentalExchange, Inc. has prepared this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-123500) for the purpose of filing certain exhibits to the Registration Statement. Amendment No. 2 does not modify any provisions of the Prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Offering and Distribution
      The following is a statement of the estimated expenses, to be paid solely by the Registrant, to be incurred in connection with the distribution of the securities registered under this registration statement:

Amount to
be Paid

SEC registration fee	$13,536
NASD fees and expenses	$12,000
Legal fees and expenses	*
Fees and expenses of qualification under state securities laws (including legal fees)	*
New York Stock Exchange listing fees and expenses	*
Accounting fees and expenses	*
Printing and engraving fees	*
Registrar and transfer agent’s fees	*
Miscellaneous	*
—
Total	$ *

*	To be provided by amendment

Item 14.	Indemnification of Directors and Officers
      Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. Section 7.6 of our bylaws provides for indemnification by us of our directors, officers and employees to the fullest extent permitted by the DGCL.
      Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Our charter provides for such limitation of liability.
      We expect to maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
      The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15.	Unregistered Securities Transactions
      During the past three years, the Registrant has issued securities that were not registered under the Securities Act as described below. As discussed below, the Registrant offered and sold the securities that it issued in such transactions in reliance on the exemption from registration under Rule 701 of the Securities Act, relating to offers and sales of securities pursuant to benefit plans and contracts relating to compensation. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering.
2000 Stock Option Plan
      Pursuant to its 2000 Stock Option Plan, the Registrant granted stock options to its employees and members of the board of directors to purchase shares of its Class A common stock, Series 2 (the “Class A2 shares”), and issued Class A2 shares upon exercise of vested stock options previously granted under this plan as follows:

Option Grants

•	On January 21, 2002, the Registrant granted options to purchase 5,868,385 Class A2 shares at an exercise price of $3.00 per share, representing a total value of $17,605,155 as of that date.

•	On December 16, 2002, the Registrant granted options to purchase 2,863,960 Class A2 shares at an exercise price of $3.00 per share, representing a total value of $8,591,880 as of that date.

•	On February 17, 2003, the Registrant granted options to purchase 179,500 Class A2 shares at an exercise price of $3.00 per share, representing a total value of $538,500 as of that date.

•	On December 11, 2003, the Registrant granted options to purchase 6,958,852 Class A2 shares at an exercise price of $2.00 per share, representing a total value of $13,917,704 as of that date.

•	On October 11, 2004, the Registrant granted options to purchase 6,558,580 Class A2 shares at an exercise price of $2.00 per share, representing a total value of $13,117,160 as of that date.

•	On December 14, 2004, the Registrant granted options to purchase 88,000 Class A2 shares at an exercise price of $2.00 per share, representing a total value of $176,000 as of that date.

•	On January 5, 2005, the Registrant granted options to purchase 700,000 Class A2 shares at an exercise price of $2.00 per share, representing a total value of $1,400,000 as of that date.

Stock Issuances

•	On January 2, 2002, the Registrant issued 10,653 Class A2 shares for cash upon exercise of vested options at an exercise price of $1.05 per share for total consideration of $11,186.

•	On August 31, 2002, the Registrant issued 6,510 Class A2 shares for cash upon exercise of vested options at an exercise price of $1.05 per share for total consideration of $6,836.

•	On August 31, 2002, the Registrant issued 5,000 Class A2 shares for cash upon exercise of vested options at an exercise price of $1.76 per share for total consideration of $8,800.

•	On January 23, 2003, the Registrant issued 5,000 Class A2 shares for cash upon exercise of vested options at an exercise price of $3.00 per share for total consideration of $15,000.

•	On July 18, 2003, the Registrant issued 5,000 Class A2 shares for cash upon exercise of vested options at an exercise price of $1.76 per share for total consideration of $8,800.

•	On January 27, 2004, the Registrant issued 6,000 Class A2 shares for cash upon exercise of vested options at an exercise price of $1.76 per share for total consideration of $10,560.

•	On March 12, 2004, the Registrant issued 2,000 Class A2 shares for cash upon exercise of vested options at an exercise price of $1.05 per share for total consideration of $2,100.

•	On April 16, 2004, the Registrant issued 1,000 Class A2 shares for cash upon exercise of vested options at an exercise price of $1.76 per share for total consideration of $1,760.
      The Registrant offered and sold the securities in these transactions in reliance on the exemption from registration under Rule 701 of the Securities Act based on the value of the options granted or securities issued in each of 2002, 2003 and 2004 under this plan, which did not exceed 15% of the Class A2 shares (together with securities offered and sold pursuant to the 2003 Restricted Stock Deferral Plan for Outside Directors and the 2004 Restricted Stock Plan).
2003 Restricted Stock Deferral Plan for Outside Directors
      Pursuant to the 2003 Restricted Stock Deferral Plan for Outside Directors, the Registrant granted awards of restricted stock units to members of the board of directors as follows:

•	On March 31, 2003, the Registrant granted 4,708 restricted stock units at a fair market value of $3.00 per share, representing $14,124 in restricted stock compensation.

•	On June 30, 2003, the Registrant granted 2,500 restricted stock units at a fair market value of $3.00 per share, representing $7,500 in restricted stock compensation.

•	On September 30, 2003, the Registrant granted 2,250 restricted stock units at a fair market value of $3.00 per share, representing $6,750 in restricted stock compensation.

•	On December 31, 2003, the Registrant granted 5,625 restricted stock units at a fair market value of $2.00 per share, representing $11,250 in restricted stock compensation.

•	On March 31, 2004, the Registrant granted 3,375 restricted stock units at a fair market value of $2.00 per share, representing $6,750 in restricted stock compensation.

•	On June 30, 2004, the Registrant granted 3,000 restricted stock units at a fair market value of $2.00 per share, representing $6,000 in restricted stock compensation.

•	On September 30, 2004, the Registrant granted 3,000 restricted stock units at a fair market value of $2.00 per share, representing $6,000 in restricted stock compensation.

•	On December 31, 2004, the Registrant granted 3,000 restricted stock units at a fair market value of $2.00 per share, representing $6,000 in restricted stock compensation.

•	On March 31, 2005, the Registrant granted 27,750 restricted stock units at a fair market value of $2.00 per share, representing $55,500 in restricted stock compensation.
      As of March 31, 2005, no Class A2 shares have been issued under this plan.
      The Registrant offered the restricted stock units in these transaction in reliance on the exemption from registration under Rule 701 of the Securities Act based on the value of the stock granted or securities issued in each of 2003, 2004 and 2005 under this plan, which did not exceed 15% of the Class A2 shares (together with securities offered and sold pursuant to the 2000 Stock Option Plan and 2004 Restricted Stock Plan).
2004 Restricted Stock Plan
      Pursuant to the 2004 Restricted Stock Plan, the Registrant granted awards of restricted stock units to its senior officers and members of the board of directors as follows:

•	On October 11, 2004, the Registrant granted 5,701,700 restricted stock units at a fair market value of $2.00 per share, representing $11,403,400 in restricted stock compensation.
      As of March 31, 2005, no Class A2 shares have been issued under the 2004 Restricted Stock Plan.
      The Registrant offered the restricted stock units in these transactions in reliance on the exemption from registration under Rule 701 of the Securities Act based on the value of the stock granted or securities issued in 2004 under this plan, which did not exceed 15% of the Class A2 shares (together with securities offered and sold pursuant to the 2000 Stock Option Plan and 2003 Restricted Stock Deferral Plan for Outside Directors).

Item 16.	Exhibits and Financial Statement Schedules
      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number		Description of Document

1.1	—	Form of Underwriting Agreement*
3.1	—	Form of Fourth Amended and Restated Certificate of Incorporation of IntercontinentalExchange, Inc.*
3.2	—	Form of Amended and Restated Bylaws of IntercontinentalExchange, Inc.*
4.1	—	Form of certificate for the Common Stock of IntercontinentalExchange, Inc., par value $0.01 per share*
5.1	—	Opinion of Sullivan & Cromwell LLP*
10.1	—	Employment Agreement, dated as of September 27, 2004, between IntercontinentalExchange, Inc. and Jeffrey C. Sprecher*
10.2	—	Employment Agreement, dated as of April 14, 2003, between IntercontinentalExchange, Inc. and Charles A. Vice*
10.3	—	Employment Agreement, dated as of April 14, 2003, between IntercontinentalExchange, Inc. and Richard V. Spencer*
10.4	—	Employment Agreement, dated as of May 9, 2003, between IntercontinentalExchange, Inc. and David S. Goone*
10.5	—	Employment Agreement, dated as of May 9, 2003, between IntercontinentalExchange, Inc. and Edwin D. Marcial*
10.6	—	Letter, dated as of November 12, 1999, and Statement of Terms and Conditions of Employment between The International Petroleum Exchange of London Limited and Richard Ward*
10.7	—	Employment Agreement, dated as of May 24, 2004, between IntercontinentalExchange, Inc. and Johnathan H. Short*
10.8	—	IntercontinentalExchange, Inc. 2000 Stock Option Plan**
10.9	—	IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors**
10.10	—	IntercontinentalExchange, Inc. 2004 Restricted Stock Plan**
10.11	—	IntercontinentalExchange, Inc. 2005 Equity Incentive Plan
10.12	—	Amendment and Restatement Agreement, dated as of October 9, 2003, between The London Clearing House Limited and IntercontinentalExchange, Inc.†
10.13	—	Clearing Services Agreement, dated as of October 2003, between The International Petroleum Exchange of London Limited and The London Clearing House Limited†
10.14	—	TRS — Application Services Agreement, dated as of April 25, 2001, between The International Petroleum Exchange of London Limited and LIFFE Services Company Limited†
10.15	—	Credit Agreement, dated as of November 17, 2004, between IntercontinentalExchange, Inc. and Wachovia, National Association
10.16	—	Patent License Agreement, dated as of March 29, 2002, between eSpeed, Inc. and IntercontinentalExchange, Inc.
10.17	—	Office Lease, dated as of June 8, 2000, as amended, between CMD Realty Investment Fund IV, L.P. and IntercontinentalExchange, LLC†
10.18	—	Licensing and Services Agreement, dated as of July 1, 2003, between IntercontinentalExchange, Inc. and Chicago Climate Exchange, Inc.
10.19	—	AT&T Master Agreement (MA Reference No. MA 35708) and Addendum to Master Agreement, dated as of April 8, 2002, between AT&T Corporation and IntercontinentalExchange, Inc.*
10.20	—	Lease of Part (Offices) (WTC/Q/W (Part): 2.18.1), dated April 24, 1996, between Clipper Investments Limited and The International Petroleum Exchange of London Limited†
10.21	—	Resident Member’s Agreement, dated as of December 2, 1983, between St. Katharine-By-The-Tower Limited and Aegis Insurance Services Limited†

Exhibit
Number		Description of Document

10.22	—	Resident Member’s Agreement, dated as of November 28, 1991, between St. Katharine-By-The-Tower Limited and The International Petroleum Exchange of London Limited†
10.23	—	Lease of Part (Offices) (Suite Ref. 2.17), dated as of April 28, 2003, between Inter One Limited and Inter Two Limited and The International Petroleum Exchange of London Limited†
21.1	—	Subsidiaries of IntercontinentalExchange, Inc.**
23.1	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm**
23.3	—	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*
24.1	—	Power of Attorney**

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
      (b) Financial Statement Schedule

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Year Ended December 31, 2004, 2003 and 2002
(in thousands)

		Additions
	Balance at	Charged to
	Beginning	Costs and		Balance at
Description	of Year	Expenses(1)	Deductions(2)	End of Year

Year Ended December 31, 2004:
Allowance for doubtful accounts	$123	$140	$(92)	$171

Year Ended December 31, 2003:
Allowance for doubtful accounts	$446	$435	$(758)	$123

Year Ended December 31, 2002:
Allowance for doubtful accounts	$465	$379	$(398)	$446

(1)	Additions charged to costs and expenses for the allowance for doubtful accounts are based on our historical collection experiences and management’s assessment of the collectibility of specific accounts. This column also includes the foreign currency translation adjustments.

(2)	Deductions represent the write-off of uncollectible receivables, net of recoveries.

Item 17.	Undertakings
      The undersigned hereby undertakes:

(a) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on the 3rd day of June, 2005.

INTERCONTINENTALEXCHANGE, INC.

By:	/s/ Richard V. Spencer

Name: Richard V. Spencer

Title:	Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of June, 2005.

Signature		Title(s)

* Jeffrey C. Sprecher		Chairman of the Board and Chief Executive Officer (principal executive officer)

* Charles R. Crisp		Director

* Jean-Marc Forneri		Director

* Sir Robert Reid		Director

* Frederic V. Salerno		Director

* Richard L. Sandor, Ph.D.		Director

/s/ Richard V. Spencer Richard V. Spencer		Chief Financial Officer (principal financial and accounting officer)

* Judith A. Sprieser		Director

* Vincent Tese		Director

*By:	/s/ Richard V. Spencer Richard V. Spencer Attorney-in-Fact